NUKO Information Systems, Inc. and Subsidiary


Exhibit 11.1 Computation of Loss per Share for the Three Month Period Ended March 31


                                                   1996             1995
                                                   -----------      ------------

   PRIMARY LOSS PER SHARE

     Net loss for period                           $ 3,064,775      $   440,987
                                                   ===========      ===========

     Shares outstanding at the beginning
         of the period                               9,128,418        5,413,941

     Weighted average effect of shares
         issued during period                          433,846           35,334

     Weighted average effect of warrants
         exercised in the period                        75,824             --

     Weighted average effect of share
         subscriptions paid in the period           (1,457,486)            --

     Weighted average effect of shares
         issued for services                              --              3,568

     Weighted average effect of debt to
         equity conversion                                --              8,831

     Weighted average effect of share
         subscriptions (excluded due to anti-
         dilutive effect)                                 --         (3,014,347)
                                                   -----------      -----------
     Weighted average shares outstanding
         for the period                              8,180,602        2,447,327

                                                   ===========      ===========
              Primary loss per share               $      0.37      $      0.18
                                                   ===========      ===========


   FULLY DILUTED LOSS PER SHARE

            This computation was not made as the result is anti-dilutive due to the Company having incurred net losses for the periods.